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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Summary"; "Conditions to the Merger"; "Termination"; "Accounting Treatment" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of General Signal Corporation for the registration of its common stock and to the Incorporation by reference therein of our reports (a) dated January 25, 1994, with respect to the 1993 and 1992 financial statements of General Signal Corporation and consolidated subsidiaries, and (b) dated March 18, 1994 with respect to its 1993 and 1992 financial statement schedules, included or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young L.L.P.

Stamford, Connecticut
October 19, 1994